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                                                                     EXHIBIT 5

                  [LETTERHEAD OF MERCANTILE BANCORPORATION INC.]

                                   May 19, 1997


Board of Directors
Mercantile Bancorporation Inc.
P.O. Box 24
St. Louis, Missouri  63166-0524

Gentlemen:

      In connection with the proposed registration under the Securities Act of 1933, as amended, of up to 13,042,110 shares of common stock (collectively, the "Shares") of Mercantile Bancorporation Inc., a Missouri corporation (the "Company"), which are to be issued or reserved for issuance by the Company upon consummation of the merger (the "Merger") of Roosevelt Financial Group, Inc. with and into Ameribanc, Inc., a Missouri corporation and wholly-owned subsidiary of the Company, I have examined such corporate records and other documents, including the Registration Statement on Form S-4 relating to the Shares (together with the Proxy Statement/Prospectus contained in such Registration Statement, and any amendments or supplements thereto, the "Registration Statement") and have reviewed such matters of law as I have deemed necessary or appropriate for this opinion. Based on such examination and review, it is my opinion that, when issued upon consummation of the Merger as contemplated by the Registration Statement, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

      I consent to be named in the Registration Statement as the attorney who passed upon the validity of the Shares, and to the filing of a copy of this opinion as an exhibit to the Registration Statement.

                                           Sincerely,


                                           Jon W. Bilstrom